Exhibit 99.1

Stream Global Services Statement on Trillium Capital LLC

Boston, MA—June 2, 2011—Stream Global Services, Inc. (NYSE/AMEX: SGS) today announced that it has rejected an unsolicited non-binding indication of interest from Trillium Capital LLC to acquire 100% of the issued and outstanding common shares of Stream for $4.65 per share. At the time Trillium Capital issued its press release publicly, Trillium had already made a higher non-binding indication of interest ($4.75 per share) and in response been told by the holders of over 85% of Stream’s outstanding common shares that they had “no interest”. Trillium is led by Mr. Scott Murray, who resigned from Stream pursuant to a Separation Agreement dated August 19, 2010, which provided, in part, that his separation was to be treated for specified purposes as a “termination without Cause”.

About Stream Global Services:

Stream Global Services is a leading global business process outsource (BPO) service provider specializing in customer relationship management services including sales, customer care and technical support for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Stream’s service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce of over 30,000 employees capable of supporting over 35 languages across 50 locations in 22 countries. Stream strives to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.

Contact Information:

Hannah Byrne

Marketing Communications

hannah.byrne@stream.com

781-304-1859